 Filed Pursuant to Rule 424B3
 Registration No. 333-260146
PROSPECTUS
Nabriva Therapeutics plc
17,632,474 Ordinary Shares

This prospectus relates to the resale, from time to time, of up to 17,632,474 of our ordinary shares, nominal value $0.01 per share, by the selling shareholder, Lincoln Park Capital Fund, LLC, which we refer to as Lincoln Park or the selling shareholder. The ordinary shares to which this prospectus relates includes ordinary shares that have been or may be issued to Lincoln Park pursuant to a purchase agreement between us and Lincoln Park dated September 24, 2021, which we refer to as the “Purchase Agreement”.
We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the ordinary shares by Lincoln Park. However, we may receive proceeds of up to $23,000,000 from the sale of ordinary shares to Lincoln Park under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement.
Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.
Lincoln Park may sell the ordinary shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” on page 48 for more information about how Lincoln Park may sell the ordinary shares being registered pursuant to this prospectus.
We have agreed to bear all of the expenses incurred in connection with the registration of the ordinary shares to which this prospectus relates. Lincoln Park will pay or assume discounts, commissions and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of our ordinary shares.
Our ordinary shares are listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “NBRV.” On October 29, 2021, the closing sale price of our ordinary shares as reported on Nasdaq was $1.15 per share. You are urged to obtain current market quotations for the ordinary shares.
We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.”
Our business and investment in our ordinary shares involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 6 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 1, 2021

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. Before making your investment decision, we urge you to carefully read this prospectus and all of the information contained in the documents incorporated by reference in this prospectus, as well as the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
We have not, and the selling shareholder has not, authorized anyone to provide you with any information other than that contained in or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the ordinary shares described in this prospectus or an offer to sell or the solicitation of an offer to buy such ordinary shares in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, the documents incorporated by reference, any amendment or supplement to this prospectus or in any free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
Other than in the United States, no action has been taken by us or the selling shareholder that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer, issue and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
This prospectus does not constitute a prospectus for the purposes of the Prospectus Regulation (Regulation (EU) 2017/1129), or the Prospectus Regulation, the EU (Prospectus) Regulations 2019 (SI No 380/2019), or the Irish Companies Act, and this prospectus has not been approved by the Central Bank of Ireland, as competent authority under the Prospectus Regulation, or any equivalent authority in an European Economic Area member state. No offer of securities to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish or European prospectus law within the meaning of the above legislation.
Unless the context specifically indicates otherwise, references in this prospectus to “Nabriva Therapeutics plc,” “Nabriva,” “Nabriva Ireland,” “we,” “our,” “ours,” “us,” “our company,” “our group” or similar terms refer to Nabriva Therapeutics plc, a public limited company incorporated in Ireland, and its consolidated subsidiaries. References in this prospectus to “Nabriva Austria” refer to Nabriva Therapeutics AG, our predecessor. The trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus or incorporated by reference. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus, before deciding to invest in our ordinary shares.
Overview
We are a biopharmaceutical company engaged in the commercialization and research and development of novel anti-infective agents to treat serious infections. We have the commercial rights to two approved products, XENLETA and SIVEXTRO, as well as one development product candidate, CONTEPO. In August 2019, our first product was approved by the U.S. Food and Drug Administration, or FDA, and we made it available in the United States in September 2019 under the brand name XENLETA. XENLETA (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for systematic administration in humans discovered and developed by our team. We began to market SIVEXTRO in the United States in September 2020 after entering into a Sales Promotion and Distribution Agreement with subsidiaries of Merck & Co., Inc., or Merck, in July 2020. SIVEXTRO is approved for treatment of acute bacterial skin and skin structure infections, or ABSSSI, caused by certain susceptible Gram-positive microorganisms. We are also developing CONTEPO for the treatment of complicated urinary tract infections, or cUTIs, in the United States.
Lincoln Park Transaction
On September 24, 2021, we and Lincoln Park entered into the Purchase Agreement and a registration rights agreement, or the Registration Rights Agreement. The Purchase Agreement provides that, subject to the terms and conditions set forth therein, we may sell to Lincoln Park up to $23.0 million of our ordinary shares from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed the registration statement of which this prospectus is a part to register for resale under the Securities Act the ordinary shares that have been or may be issued to Lincoln Park under the Purchase Agreement.
Pursuant to the terms of the Purchase Agreement, on September 27, 2021 we issued 632,474 of our ordinary shares to Lincoln Park as commitment shares, or the Commitment Shares, as consideration for Lincoln Park’s commitment to purchase shares of our ordinary shares under the Purchase Agreement and for the payment of $0.01 per Commitment Share. The Commitment Shares are included in the 17,632,474 ordinary shares being registered under the registration statement of which this prospectus is a part.
Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase from us, up to $23.0 million of our ordinary shares. Such sales of ordinary shares by us, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over a 24-month period commencing on the date that the registration statement of which this prospectus is a part is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied. Lincoln Park has no right to require us to sell any ordinary shares to Lincoln Park, but Lincoln Park is obligated to make purchases as we direct, subject to conditions set forth in the Purchase Agreement.
Under the Purchase Agreement, we may from time to time, at our discretion, direct Lincoln Park to purchase on any single business day, which we refer to as a “Regular Purchase,” up to (i) 400,000 ordinary shares if the closing sale price of our ordinary shares is at least $0.25 per share on Nasdaq, (ii) 600,000 ordinary shares if the closing sale price of our ordinary shares is at least $2.00 per share on Nasdaq or (iii) 800,000 ordinary shares if the closing sale price of our ordinary shares is at least $3.00 per share on Nasdaq. In any case, Lincoln Park’s commitment in any single Regular Purchase may not, in the absence of a mutual agreement of the parties to the contrary, exceed $2,500,000. The foregoing share amounts and per share prices will be adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction occurring after the date of the Purchase Agreement.

The purchase price per share for each such Regular Purchase will be based on prevailing market prices of our ordinary shares immediately preceding the time of sale as computed under the Purchase Agreement. Under the Purchase Agreement, we may not effect any sales of ordinary shares on any purchase date that the closing sale price of our ordinary shares on Nasdaq is less than the floor price of $0.25 per share.
In addition to Regular Purchases, we may also direct Lincoln Park to purchase other amounts as accelerated purchases or as additional accelerated purchases on the terms and subject to the conditions set forth in the Purchase Agreement.
Although the Purchase Agreement provides that we may sell up to $23.0 million of our ordinary shares to Lincoln Park, only 17,632,474 of the ordinary shares that have been or may be issued to Lincoln Park are being offered under this prospectus. Depending on the market prices of our ordinary shares at the times we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, in accordance with the terms of the Registration Rights Agreement, we may need to register for resale under the Securities Act additional ordinary shares in order to receive aggregate gross proceeds equal to the $23.0 million total commitment available to us under the Purchase Agreement.
Under applicable rules of Nasdaq and pursuant to the terms of the Purchase Agreement, in no event may we issue or sell to Lincoln Park under the Purchase Agreement ordinary shares in excess of 10,372,556 ordinary shares (including the Commitment Shares), which represents 19.99% of the 51,888,725 ordinary shares that were outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we obtain shareholder approval to issue ordinary shares in excess of the Exchange Cap or (ii) the average price of all applicable sales of our ordinary shares to Lincoln Park under the Purchase Agreement equals or exceeds $1.16 per share (which represents the average of the closing sales prices of the ordinary shares on Nasdaq for the five trading days immediately preceding the execution of the Purchase Agreement), such that the issuances and sales of our ordinary shares to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules.
The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any of our ordinary shares if those shares, when aggregated with all other ordinary shares then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of our then total outstanding ordinary shares.
The Purchase Agreement contains customary representations, warranties, covenants, indemnification and termination provisions. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our ordinary shares. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on our ability to enter into “equity line” or a substantially similar transaction whereby a specific investor is irrevocably bound pursuant to an agreement with us to purchase securities over a period of time from us at a price based on the market price of our ordinary shares at the time of such purchase), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our sole discretion, without any cost or penalty upon one business day’s prior written notice. During any “event of default” under the Purchase Agreement, we may not initiate any purchase of ordinary shares by Lincoln Park until such event of default is cured; provided, however, Lincoln Park does not have the right to terminate the Purchase Agreement solely due to such event of default.
The net proceeds under the Purchase Agreement to us will depend on the frequency of sales and the number of ordinary shares sold to Lincoln Park and prices at which we sell ordinary shares to Lincoln Park. We expect that any net proceeds received by us from such sales to Lincoln Park will be used for general corporate purposes.
Risks Related to Our Business
Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, which is incorporated by reference herein. These risks include the following:

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We depend heavily on the success of XENLETA, SIVEXTRO and CONTEPO. The FDA has approved XENLETA for oral and intravenous use for the treatment of community-acquired bacterial pneumonia, or CABP. SIVEXTRO was approved by the FDA for oral and intravenous use of adults and adolescents for the treatment of ABSSSI, and CONTEPO is being developed for complicated urinary tract infections, or cUTI. If we are unable to obtain marketing approval for CONTEPO, or if we fail in our commercialization efforts for XENLETA and/or SIVEXTRO, or experience significant delays in doing so, our business will be materially harmed.

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We have incurred significant losses since our inception and anticipate that we will incur losses for at least the next several years and may never generate profits from operations or maintain profitability.

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We will need substantial additional funding. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

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Our level of indebtedness and debt service obligations could adversely affect our financial condition and may make it more difficult for us to fund our operations. We may not have cash available to us in an amount sufficient to enable us to make interest or principal payments on our indebtedness when due or to comply with minimum cash balance requirements.

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We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern.

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The number of ordinary shares underlying our outstanding warrants is significant in relation to our currently outstanding ordinary shares, which could have a negative effect on the market price of our ordinary shares and make it more difficult for us to raise funds through future equity offerings.

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XENLETA, SIVEXTRO and any other product candidate that receives marketing approval may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success and the market opportunity for such products and product candidates, if approved, may be smaller than we estimate.

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We have entered into a Sales Promotion and Distribution Agreement with Merck related to the promotion, distribution and sale of SIVEXTRO. If our collaboration with Merck is not successful, we may incur significant expenses related to the distribution of SIVEXTRO without realizing adequate value from the agreement.

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We have entered into and may enter into additional collaborations with third parties for the development or commercialization of XENLETA, CONTEPO and our other product candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of these products and product candidates.

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If we are unable to obtain and maintain patent protection for our technology, products and product candidates, or if the scope of the patent protection is not sufficiently broad, our competitors could develop and commercialize technology, products and product candidates similar or identical to ours, and our ability to successfully commercialize our technology, products and product candidates may be adversely affected.

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Business interruptions resulting from the SARS-CoV-2 infection causing the COVID-19 outbreak or similar public health crises have caused and could continue to cause a disruption of the commercialization of our products and the development of our product candidates and adversely impact our business.

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If clinical trials of XENLETA, CONTEPO or any of our other product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA, regulatory authorities in the European Union, or other regulatory authorities or do not otherwise produce favorable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of XENLETA, CONTEPO or any other product candidate.

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If serious adverse or undesirable side effects are identified in XENLETA, SIVEXTRO, or CONTEPO or any other product candidate that we develop or following their approval and commercialization, we may need to modify, abandon or limit our development or marketing of that product or product candidate.

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We are a “smaller reporting company”, and the reduced disclosure requirements applicable to smaller reporting companies may make our ordinary shares less attractive to investors.

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The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation. We are incorporated as a public limited company under Irish law.

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The intended efficiency of our corporate structure depends on the application of the tax laws and regulations in the countries where we operate, and we may have exposure to additional tax liabilities or our effective tax rate could change, which could have a material impact on our results of operations and financial position.

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U.S. persons who hold (directly, indirectly or constructively) 10 percent or more of our shares may be subject to U.S. federal income taxation on certain of our foreign subsidiaries’ income even if such income is not distributed to such U.S. persons.

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A transfer of our ordinary shares, other than a transfer effected by means of the transfer of book-entry interests in the Depository Trust Company, may be subject to Irish stamp duty.

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We may be classified as a passive foreign investment company for one or more of our taxable years, which may result in adverse U.S. federal income tax consequence to U.S. holders.

Our Corporate Information
Our predecessor was formed in October 2005 in Austria under the name Samisa Beteiligungsverwaltungs GmbH, a limited liability company organized under Austrian law, as a spin-off from Sandoz GmbH. In February 2006, our predecessor changed its name to Nabriva Therapeutics Forschungs GmbH and commenced operations. In 2007, our predecessor transformed into an Austrian stock corporation (Aktiengesellschaft) under the name Nabriva Therapeutics AG, or Nabriva Austria. On March 1, 2017, we were incorporated in Ireland under the name Hyacintho 2 plc and were renamed Nabriva Therapeutics plc on April 10, 2017, in order to facilitate the change of the jurisdiction of incorporation of the ultimate holding company of the Nabriva Austria group of companies from Austria to Ireland. On June 23, 2017, we became the successor issuer to Nabriva Austria for certain purposes under both the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such succession occurred following the conclusion of a tender offer related to the exchange of American Depositary Shares and common shares of Nabriva Austria for our ordinary shares, which resulted in our becoming the ultimate holding company of Nabriva Austria (the predecessor registrant and former ultimate holding company) and its subsidiaries, which we refer to as the Redomiciliation. Our principal executive offices are located at 25-28 North Wall Quay, Dublin 1, Ireland and our telephone number is +353 1 649 2000. Our U.S. operations are conducted by our wholly-owned subsidiary Nabriva Therapeutics US, Inc., a Delaware corporation established in August 2014 and located at 414 Commerce Drive, Suite 120, Fort Washington, Pennsylvania 19034, and its telephone number is (610) 816-6640.
Our website address is www.nabriva.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates was less than $700 million measured on the last business day of our most recently completed second fiscal quarter, and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our shares held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE OFFERING
Ordinary shares offered by selling shareholder:
The shares being sold by this prospectus consist of:
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632,474 ordinary shares issued to Lincoln Park as consideration for its commitment to purchase our ordinary shares under the Purchase Agreement, or the Commitment Shares and for the payment of $0.01 per Commitment Share; and

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Up to 17,000,000 ordinary shares we may sell to Lincoln Park from time to time, at our sole discretion, over the next 24 months in accordance with the Purchase Agreement.

Selling shareholder
Lincoln Park Capital Fund, LLC. See “Selling Shareholder” on page 19 of this prospectus.
Use of proceeds
We will not receive any proceeds from the sale of ordinary shares by Lincoln Park pursuant to this prospectus.
We may receive gross proceeds of up to $23.0 million from the sale of ordinary shares to Lincoln Park under the Purchase Agreement after the date of this prospectus. Such proceeds will be used for general corporate purposes. See “Use of Proceeds” on page 12 of this prospectus.
Risk factors
Investing in our ordinary shares involves a high degree of risk. You should read the “Risk Factors” section in this prospectus and in our most recent Annual Report on Form 10-K, as well as in any of our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein in their entirety, and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in our ordinary shares.
Nasdaq Global Select Market symbol
“NBRV”

RISK FACTORS
Investing in our ordinary shares involves a high degree of risk. Before you decide to invest in our ordinary shares, you should carefully consider the risks described below and in the sections captioned “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other filings we make with the Securities and Exchange Commission, or SEC, from time to time, which are incorporated by reference herein in their entirety, together with the other information in this prospectus and in the documents incorporated by reference in this prospectus. If any of the risks described below or in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and the other filings incorporated by reference herein occur, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the market price of our ordinary shares could decline, and you may lose all or part of your investment.
Risks Related to the Offering
The sale or issuance of our ordinary shares to Lincoln Park may cause dilution, and the sale of ordinary shares acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our ordinary shares to decline.
On September 24, 2021, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase from us up to $23.0 million of our ordinary shares at our discretion. Under the Purchase Agreement, we agreed to issue 632,474 ordinary shares, or the Commitment Shares, to Lincoln Park as consideration for it entering into the Purchase Agreement and for the payment of $0.01 per Commitment Share.
The 17,632,474 ordinary shares being registered for resale hereunder represent the ordinary shares that have been or may be issued and sold under the Purchase Agreement to Lincoln Park at our sole discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement. The purchase price for the ordinary shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the public trading price of our ordinary shares. Depending on market liquidity at the time, sales of such ordinary shares may cause the public trading price of our ordinary shares to decrease.
We generally have the right to control the timing and amount of any future sales of our ordinary shares to Lincoln Park. Sales of ordinary shares, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional ordinary shares that may be available for us to sell pursuant to the Purchase Agreement. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our ordinary shares. Additionally, the sale of a substantial number of ordinary shares to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. If and when we do sell ordinary shares to Lincoln Park, after Lincoln Park has acquired the ordinary shares, Lincoln Park may resell all, some or none of those ordinary shares at any time or from time to time in its discretion.
We may not have access to the full amount available under the Purchase Agreement with Lincoln Park.
Although the Purchase Agreement provides that we may sell up to $23.0 million of ordinary shares to Lincoln Park, only 17,632,474 of the ordinary shares that have been or may be issued to Lincoln Park are being offered under this prospectus, of which an aggregate of 632,474 shares represent the Commitment Shares and of which 17,000,000 shares represent shares that may be issued and sold to Lincoln Park in the future under the Purchase Agreement, if and when we sell ordinary shares to Lincoln Park under the Purchase Agreement. As a result, depending on the market price of our ordinary shares at the times we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may be able to issue and sell more ordinary shares to Lincoln Park pursuant to the Purchase Agreement than can be represented by the 17,632,474 ordinary shares registered for resale under the registration statement that includes this prospectus. In such case, before we can sell any additional ordinary shares to Lincoln Park, we will need to register for resale under the Securities Act such additional ordinary shares, which will require additional time, resources and cost to us. In addition, the issuance and sale of such additional ordinary shares could cause substantial dilution to our shareholders.
In addition, under the rules of the Nasdaq Global Select Market and pursuant to the terms of the Purchase Agreement, in no event may we issue more than 19.99% of our ordinary shares outstanding as of the date of the Purchase Agreement unless we obtain shareholder approval or an exception pursuant to the rules of the Nasdaq Global Select Market is obtained to issue more than 19.99%. This limitation will not apply in certain limited circumstances as set out in the Purchase Agreement. We are not permitted to issue any ordinary shares under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the Nasdaq Global Select Market. In addition, Lincoln Park cannot be required to purchase any ordinary shares if such sale would result in Lincoln Park’s beneficial ownership exceeding 9.99% of our then outstanding ordinary shares. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.
Lincoln Park will pay less than the then-prevailing market price for our ordinary shares, which could cause the price of our ordinary shares to decline.
The purchase price of ordinary shares sold to Lincoln Park under the Purchase Agreement is derived from the market price of our ordinary shares on the Nasdaq Global Select Market. The ordinary shares to be sold to Lincoln Park pursuant to the Purchase Agreement will be purchased at a discounted price depending on the type of purchase.
Regular purchases will be purchased at a price equal to the lower of: (i) the lowest sale price of our ordinary shares on Nasdaq on the applicable purchase date and (ii) the arithmetic average of the three lowest closing sale prices of our ordinary shares on Nasdaq during the ten consecutive business days ending on the business day immediately preceding the applicable purchase date. Accelerated purchases and additional accelerated purchases will be purchased at a price equal to 95% of the lower of (i) the closing sale price of our ordinary shares on Nasdaq on the accelerated purchase date or additional accelerated purchase date, as applicable, and (ii) the volume-weighted average price of our ordinary shares on Nasdaq during the measurement period for the applicable accelerated purchase date or additional accelerated purchase date.
As a result of this pricing structure, Lincoln Park may sell the ordinary shares that it receives immediately after receipt of the ordinary shares, which could cause the price of our ordinary shares to decrease.
As an Irish public limited company, certain capital structure decisions require shareholder approval, which may limit our ability to sell shares to Lincoln Park under the Purchase Agreement or otherwise sell our ordinary shares for cash without first offering such shares to our existing shareholders.
Under Irish law, unless otherwise authorized by shareholders, when an Irish public limited company issues ordinary shares for cash (including rights to subscribe for or otherwise acquire ordinary shares) to new or existing shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). The statutory pre-emption right, if not dis-applied, affords existing shareholders the right to purchase any new ordinary shares, or other securities convertible into or exercisable or exchangeable for ordinary shares, that we propose to issue for cash in order to maintain their proportionate ownership interests in the company following the issuance of those shares.
Our constitution, which was initially adopted on June 23, 2017, opted out of statutory pre-emption rights and authorized our board of directors to issue new shares for cash without first offering them to existing shareholders, up to a maximum of our then-existing authorized but unissued share capital. This authority of our board of directors to opt out of the statutory pre-emption right has been in place since we adopted our constitution on June 23, 2017. Under Irish law, this authority may be granted for a maximum period of five years, at which point it will lapse unless renewed by our shareholders. Therefore, our board of director’s current authority to opt out of the pre-emption right is due to expire on June 23, 2022, and as of September 30, 2021, we only had 32,508,794 authorized but unissued or unreserved shares available to issue for cash pursuant to our existing authority.

We asked our shareholders to renew our pre-emption opt-out authority for an additional five-year term at our 2021 Annual General Meeting of Shareholders, or the 2021 Annual Meeting, and to extend that pre-emption opt-out authority to the increase in authorized share capital that was approved by our shareholders at the 2021 Annual Meeting. Although we received over 67% support of the votes cast on renewing the pre-emption rights opt-out authority, we did not receive the affirmative vote of at least 75% of the votes cast as required under Irish law for the passing of special resolutions.
If our shareholders do not approve the dis-application of statutory pre-emption rights, our board of director’s existing authority to opt out of the statutory pre-emption right up to the amount of the Company’s authorized but unissued share capital (excluding the increase in authorized share capital that was approved at the 2021 Annual Meeting) will continue to apply only until June 23, 2022. This would limit us to having the ability to issue for cash only 32,508,794 ordinary shares, based on the amount of authorized ordinary shares unissued or unreserved and therefore available for issuance as of September 30, 2021 (excluding the increase in authorized share capital that was approved at the 2021 Annual Meeting), up to June 23, 2022. Furthermore, absent shareholder approval of the dis-application of statutory pre-emption rights, the additional authorized but unissued shares that were approved at the 2021 Annual Meeting that we propose to issue for cash will also first have to be offered to all of our existing shareholders on the same or more favorable terms on a pro-rata basis. As a result of this limitation, we are currently limited in the amount of ordinary shares we may sell to Lincoln Park under the Purchase Agreement, or in any other capital raising transaction, and where we propose to issue shares for cash consideration, we may be required to first offer those shares to all of our existing shareholders in a time-consuming pro-rata rights offering.
Since our inception, we have primarily funded our research and development activities, the commercialization of our products and our operations from the sale of equity securities. We will need to obtain substantial additional funding to achieve our business objectives. If we are unable to raise additional funds when needed, including through the sale of our ordinary shares for cash to Lincoln Park or otherwise, we may be unable to pursue our business plans and strategy, and we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Additionally, our inability to raise funds when needed may cause investors to lose confidence in us and raise substantial doubt about our ability to continue as a going concern, which may cause our share price to decline. Therefore, we believe shareholder approval of the pre-emption rights dis-application proposal is critical to our ability to continue to fund our operations and achieve our business objectives.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA
This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this prospectus or the information incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues and profitability, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” “could,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
The forward-looking statements in this prospectus and the information incorporated by reference herein include, among other things, statements about:
•
our ability to successfully commercialize XENLETA (lefamulin) for the treatment of CABP including the availability of and ease of access to XENLETA through hospital formularies, managed care plans and major U.S. specialty distributors;

•
our ability to successfully commercialize SIVEXTRO and realize value from our agreement with Merck;

•
our ability to build, manage and maintain a sales force for the commercialization of XENLETA, SIVEXTRO and CONTEPO, if approved;

•
our ability to resolve the matters set forth in the Complete Response Letter we received from the FDA in connection with our New Drug Application, or NDA, for CONTEPO for the treatment of complicated urinary tract infections, or cUTIs, including acute pyelonephritis;

•
the timing of the resubmission of the NDA for CONTEPO and potential marketing approval of CONTEPO and other product candidates, including the completion of any post marketing requirements with respect to XENLETA and any other product candidates we may obtain;

•
our plans to pursue development of other product candidates including XENLETA for the treatment of infections in patients with cystic fibrosis;

•
our expectations regarding how far into the future our cash on hand and anticipated revenues from product sales will fund our ongoing operations and the continued availability and cost of capital to sustain our operations on a longer term basis;

•
our expectations regarding our strategy to expand our product pipeline through opportunistically in-licensing or acquiring the rights to complementary products, product candidates and technologies for the treatment of a range of infectious diseases or other products, including additional community products;

•
our ability to comply with the restrictive covenants under our debt facility with Hercules Capital, Inc., or Hercules, including but not limited to the ability to maintain minimum cash balance requirements;

•
our ability to satisfy interest and principal payments under our debt facility with Hercules;

•
our sales, marketing and distribution capabilities and strategy;

•
the potential extent of revenues from future sales of XENLETA, SIVEXTRO and/or CONTEPO, if approved;

•
our ability to successfully maintain inventory levels to satisfy product demand, as well as limit the unrealizable value of inventory based on historical usage, known trends, inventory age and market conditions;

•
our expectations about the impact of the COVID-19 pandemic on our business operations, ongoing clinical trials and regulatory matters;

•
the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, and whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials;

•
our plans and the related cost expectations to pursue development of XENLETA for additional indications other than CABP, and of CONTEPO for additional indications other than cUTI;

•
the availability of lefamulin in China and Canada;

•
our expectations regarding the ability of our customers to satisfy the demand for XENLETA with their existing inventory;

•
our expectations with respect to the potential financial impact, synergies, growth prospects and benefits of our acquisition of Zavante which was completed on July 24, 2018, or the Acquisition, pursuant to the Agreement and Plan of Merger dated July 23, 2018, or the Merger Agreement, by and among Nabriva, Zuperbug Merger Sub I, Inc., or Merger Sub I, Zuperbug Merger Sub II, Inc., or Merger Sub II, Zavante and the Zavante stockholder representative, including the potential realization of the expected benefits from the Acquisition;

•
our expectations with respect to milestone payments pursuant to the Merger Agreement and expectations with respect to potential advantages of CONTEPO or any other product candidate that we acquired in connection with the Acquisition;

•
our ability to establish and maintain arrangements for manufacture of our product candidates;

•
the potential advantages of XENLETA, SIVEXTRO, CONTEPO, and our other product candidates;

•
our estimates regarding the market opportunities for XENLETA, SIVEXTRO, CONTEPO, and our other product candidates;

•
the rate and degree of market acceptance and clinical benefit of XENLETA for CABP, SIVEXTRO for ABSSSI, CONTEPO for cUTI and our other product candidates;

•
our ability to establish and maintain collaborations including additional licensing agreements for XENLETA outside the United States, Canada and the greater China region;

•
the future development or commercialization of XENLETA in the greater China region and Canada;

•
the potential benefits under our license agreements with Sumitomo Pharmaceuticals (Suzhou), or the China Region License Agreement, and with Sunovion Pharmaceuticals Canada Inc.;

•
our future intellectual property position;

•
our ability to effectively manage our anticipated growth;

•
our ability to maintain the level of our expenses consistent with our internal budgets and forecasts;

•
the demand for securities of pharmaceutical and biotechnology companies in general and our ordinary shares in particular;

•
competitive factors;

•
risks of relying on external parties such as contract manufacturing and sales organizations;

•
compliance with current or prospective governmental regulation;

•
general economic and market conditions;

•
our ability to attract and retain qualified employees and key personnel;

•
our business and business relationships, including with employees and suppliers, following the Acquisition;

•
our ability to satisfy milestone, royalty and transaction revenue payments pursuant to the Stock Purchase Agreement between Zavante and SG Pharmaceuticals, Inc.;

•
our expectations regarding the amount and timing of the sale of our ordinary shares to Lincoln Park pursuant to the Purchase Agreement;

•
our expected use of proceeds from this offering; and

•
other risks and uncertainties, including those described in the “Risk Factors” section of this prospectus and the “Risk Factors” sections of our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included, or incorporated by reference, in this prospectus, particularly in the “Risk Factors” section of this prospectus and in the sections captioned “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other filings we make with the Securities and Exchange Commission, or SEC, from time to time, which are incorporated by reference herein in their entirety, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments that we may make or enter into.
You should read this prospectus, the documents incorporated by reference in herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus and incorporated by reference herein are made as of the date hereof and thereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.
This prospectus and the information incorporated by reference herein include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

USE OF PROCEEDS
This prospectus relates to the ordinary shares that may be offered and sold from time to time by Lincoln Park. We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of the ordinary shares by Lincoln Park.
However, we may receive up to $23.0 million in aggregate gross proceeds under the Purchase Agreement from any sales of ordinary shares we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We intend to use any proceeds we receive from our sale of ordinary shares to Lincoln Park under the Purchase Agreement for general corporate purposes, which may include research and development costs, manufacturing and commercialization expenses, working capital and capital expenditures. We may also use a portion of any proceeds to invest in, acquire or in-license products, businesses or technologies that we believe are complementary to our own, although we have no current agreements or commitments for any material acquisitions or licenses of any products, businesses or technologies.
The expected use of proceeds represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the impact of the COVID-19 pandemic on our business operations, the progress of our commercialization and development efforts, the outcome of regulatory review of our product candidates, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs. As a result, our management retains broad discretion over the allocation of any proceeds we receive from our sale of ordinary shares to Lincoln Park under the Purchase Agreement.
Pending our use of any such proceeds, we may temporarily invest such proceeds in a variety of capital preservation investments, including term deposits, short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DILUTION
The sale of our ordinary shares to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our shareholders. In addition, the lower the price of our ordinary shares at the time we exercise our right to sell shares to Lincoln Park, the more ordinary shares we will have to issue to Lincoln Park pursuant to the Purchase Agreement and the more dilution our existing shareholders will experience.
Our net tangible book value as of June 30, 2021 was approximately $69.1 million, or $1.39 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of our ordinary shares outstanding as of June 30, 2021. Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by Lincoln Park to us pursuant to the Purchase Agreement and the net tangible book value per share of ordinary shares immediately after such issuances to Lincoln Park.
Without taking into account any other changes in our net tangible book value after June 30, 2021, other than to give effect to the issuance of 632,474 ordinary shares, or the Commitment Shares, to Lincoln Park as consideration for entering into the Purchase Agreement and to the payment by Lincoln Park to us of $0.01 per Commitment Share and assuming the sale of 10,372,556 of our ordinary shares to Lincoln Park pursuant to the Purchase Agreement at an assumed average sale price of $1.15 per share, the last reported sale price of our ordinary shares on the Nasdaq Global Select Market on October 29, 2021, and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2021 would have been approximately $80.9 million, or $1.33 per share. This represents an immediate decrease in net tangible book value of $0.06 per share to existing shareholders and increase in as adjusted net tangible book value of $0.18 per share to investors based on the assumed average sale price of $1.15 per share. The assumed number of shares sold reflects the Exchange Cap. We may only issue ordinary shares in excess of the Exchange Cap if we obtain shareholder approval to do so, or if the average price of all applicable sales of our ordinary shares to Lincoln Park under the Purchase Agreement equals or exceeds $1.16 per share.
In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

THE LINCOLN PARK TRANSACTION
General
On September 24, 2021, we and Lincoln Park entered into the Purchase Agreement and the Registration Rights Agreement. The Purchase Agreement provides that, subject to the terms and conditions set forth therein, we may sell to Lincoln Park up to $23.0 million of ordinary shares from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed the registration statement of which this prospectus is a part to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares that have been or may be issued to Lincoln Park under the Purchase Agreement.
Pursuant to the terms of the Purchase Agreement, on September 27, 2021 we issued 632,474 Commitment Shares, as consideration for Lincoln Park’s commitment to purchase our ordinary shares under the Purchase Agreement and for the payment to us of $0.01 per Commitment Share. The Commitment Shares are included in the 17,632,474 ordinary shares being registered under the registration statement of which this prospectus is a part.
Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase from us, up to $23.0 million of our ordinary shares. Such sales of ordinary shares by us, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over a 24-month period commencing on the date that the registration statement of which this prospectus is a part is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied. Lincoln Park has no right to require us to sell any ordinary shares to Lincoln Park, but Lincoln Park is obligated to make purchases as we direct, subject to conditions set forth in the Purchase Agreement.
Although the Purchase Agreement provides that we may sell up to $23.0 million of our ordinary shares to Lincoln Park, only 17,632,474 of the ordinary shares that have been or may be issued to Lincoln Park are being offered under this prospectus. Depending on the market prices of our ordinary shares at the times we elect to issue and sell ordinary shares to Lincoln Park under the Purchase Agreement, in accordance with the terms of the Registration Rights Agreement, we may need to register for resale under the Securities Act additional ordinary shares in order to receive aggregate gross proceeds equal to the $23.0 million total commitment available to us under the Purchase Agreement. If we elect to issue and sell more than the 17,632,474 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional ordinary shares, which could cause additional substantial dilution to our shareholders. The number of ordinary shares ultimately offered for resale by Lincoln Park is dependent upon the number of ordinary shares we sell to Lincoln Park under the Purchase Agreement.
Under applicable rules of Nasdaq and pursuant to the terms of the Purchase Agreement, in no event may we issue or sell to Lincoln Park under the Purchase Agreement ordinary shares in excess of 10,372,556 ordinary shares (including the Commitment Shares), which represents 19.99% of the 51,888,725 ordinary shares that were outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we obtain shareholder approval to issue ordinary shares in excess of the Exchange Cap or (ii) the average price of all applicable sales of our ordinary shares to Lincoln Park under the Purchase Agreement equals or exceeds $1.16 per share (which represents the average of the closing sales prices of our ordinary shares on Nasdaq for the five trading days immediately preceding the execution of the Purchase Agreement), such that the issuances and sales of our ordinary shares to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules.
The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any ordinary shares if those shares, when aggregated with all other ordinary shares then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of our then total outstanding ordinary shares.
Purchase of Shares under the Purchase Agreement
Regular Purchases
Under the Purchase Agreement, we may from time to time, at our discretion, direct Lincoln Park to purchase on any single business day, which we refer to as a “Regular Purchase,” up to (i) 400,000 ordinary shares if the closing sale price of our ordinary shares is at least $0.25 per share on Nasdaq, (ii) 600,000 ordinary shares if the closing sale price of our ordinary shares is at least $2.00 per share on Nasdaq or (iii) 800,000 ordinary shares if the closing sale price of our ordinary shares is at least $3.00 per share on Nasdaq. In any case, Lincoln Park’s commitment in any single Regular Purchase may not, in the absence of a mutual agreement of the parties to the contrary, exceed $2,500,000. The foregoing share amounts and per share prices will be adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction occurring after the date of the Purchase Agreement.
The purchase price per share for each such Regular Purchase will be equal to the lower of:
•
the lowest sale price for our ordinary shares on Nasdaq on the purchase date of such shares; and

•
the arithmetic average of the three lowest closing sale prices for our ordinary shares on Nasdaq during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

Accelerated Purchases
We may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice for the maximum number of our ordinary shares that we are then permitted to include in a single Regular Purchase notice, to purchase an additional amount of our ordinary shares, which we refer to as an Accelerated Purchase, not to exceed the lesser of:
•
three times the number of ordinary shares purchased pursuant to such corresponding Regular Purchase; and

•
30% of the total volume of ordinary shares traded on Nasdaq during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the “Accelerated Purchase Measurement Period.”

The purchase price per share for each such Accelerated Purchase will be equal to 95% of the lower of:
•
the volume-weighted average price of our ordinary shares on Nasdaq during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

•
the closing sale price of our ordinary shares on Nasdaq on the applicable Accelerated Purchase date.

Additional Accelerated Purchases
We may also direct Lincoln Park on any business day on which an Accelerated Purchase has been completed and all of the ordinary shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day to purchase an additional amount of our ordinary shares, which we refer to as an Additional Accelerated Purchase, of up to the lower of:
•
three times the number of shares purchased pursuant to the applicable corresponding Regular Purchase; and

•
30% of the total volume of ordinary shares traded on Nasdaq during a certain portion of the normal trading hours on the applicable Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time on the applicable Additional Accelerated Purchase date we refer to as the Additional Accelerated Purchase Measurement Period.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase will be equal to 95% of the lower of:
•
the volume-weighted average price of our ordinary shares on Nasdaq during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

•
the closing sale price of our ordinary shares on Nasdaq on the applicable Additional Accelerated Purchase date.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction occurring during the business days used to compute the purchase price.
Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our ordinary shares to Lincoln Park.
Minimum Share Price
Under the Purchase Agreement, we may not effect any sales of our ordinary shares on any purchase date that the closing sale price of our ordinary shares on Nasdaq is less than the floor price of $0.25 per ordinary share, subject to adjustment.
Events of Default
Events of default under the Purchase Agreement include the following:
•
the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), such registration statement or this prospectus are unavailable for the resale by Lincoln Park of our ordinary shares offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period, but excluding a lapse or unavailability where (i) we terminate a registration statement after Lincoln Park has confirmed in writing that all of the ordinary shares covered thereby have been resold or (ii) we supersede one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering ordinary shares covered by the Purchase Agreement (provided in the case of this clause (ii) that all of ordinary shares covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

•
suspension by the principal market of our ordinary shares from trading for a period of one business day;

•
the delisting of our ordinary shares from the Nasdaq Global Select Market, our principal market, provided that our ordinary shares are not immediately thereafter trading on the Nasdaq Capital Market, the Nasdaq Global Market, the New York Stock Exchange, the NYSE Arca, the NYSE American, the OTC Bulletin Board, or the OTCQB or the OTCQX operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);

•
our breach of any representation, warranty, covenant or other term or condition contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•
any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•
if at any time we are not eligible to transfer our ordinary shares electronically via the DWAC system; or

•
if at any time the Exchange Cap is reached and our shareholders have not approved the transactions contemplated by the Purchase Agreement in accordance with the applicable Nasdaq rules, to the extent applicable.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above, however, the Purchase Agreement will automatically terminate upon initiation of insolvency or bankruptcy proceedings by or against us. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any ordinary shares under the Purchase Agreement.
Our Termination Rights
We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give one business day’s prior written notice to Lincoln Park to terminate the Purchase Agreement.
No Short-Selling or Hedging by Lincoln Park
Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our ordinary shares during any time prior to the termination of the Purchase Agreement.
Prohibitions on Similar Financings
Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into any new “equity line” or similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of our ordinary shares at the time of such purchase.
Effect of Performance of the Purchase Agreement on our Shareholders
All ordinary shares registered for resale in this offering that have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. The sale by Lincoln Park of a significant amount of shares registered for resale in this offering at any given time could cause the market price of our ordinary shares to decline and to be highly volatile. Sales of our ordinary shares to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional ordinary shares that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell ordinary shares to Lincoln Park, after Lincoln Park has acquired the ordinary shares, Lincoln Park may resell all, some or none of those ordinary shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our ordinary shares. In addition, if we sell a substantial number of ordinary shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of ordinary shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our ordinary shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.
Pursuant to the terms of the Purchase Agreement and as of the date hereof, we have the right, but not the obligation, to direct Lincoln Park to purchase from us up to $23.0 million of our ordinary shares. Depending on the price per share at which we sell our ordinary shares to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more of our ordinary shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $23.0 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional ordinary shares, which could cause additional substantial dilution to our shareholders. The number of ordinary shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of ordinary shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale to Lincoln Park under the Purchase Agreement of ordinary shares that may be offered by Lincoln Park for resale pursuant to this prospectus at varying purchase prices:
Assumed Average Purchase Price Per Share	Number of Shares to be Issued in this Offering if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Gross Proceeds from the Issuance and Sale of Shares to Lincoln Park Under the Purchase Agreement
$0.50	10,372,556(4)	16.0%	$5,186,278
$0.75	10,372,556(4)	16.0%	$7,779,417
$1.15(3)	10,372,556(4)	16.0%	$11,928,439
$1.50	15,333,333(5)	22.0%(5)	$23,000,000(5)
$2.00	11,500,000(5)	17.5%(5)	$23,000,000(5)

(1)
Although the Purchase Agreement provides that we may sell up to $23.0 million of our ordinary shares to Lincoln Park, we are only registering 17,632,474 shares under this prospectus which represents: (i) 632,474 ordinary shares issued as Commitment Shares and (ii) an additional 17,000,000 ordinary shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell ordinary shares to Lincoln Park under the Purchase Agreement. This number of ordinary shares may or may not cover all the ordinary shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering for resale in this offering, while giving effect to the Exchange Cap and without regard to the prohibition in the Purchase Agreement providing that at no time shall Lincoln Park (together with its affiliates) beneficially own more than 9.99% of our issued and outstanding ordinary shares.

(2)
The denominator is based on 54,315,492 ordinary shares outstanding as of September 30, 2021, which includes the Commitment Shares issued to Lincoln Park that are offered by this prospectus, plus the number of ordinary shares set forth in the adjacent column that we would have issued and sold to Lincoln Park, assuming the average purchase price in the first column. The numerator is based on the number of ordinary shares issuable under the Purchase Agreement at the corresponding assumed average purchase price set forth in the first column.

(3)
The closing sale price of our ordinary shares on Nasdaq on October 29, 2021.

(4)
This number of shares reflects the Exchange Cap. We may only issue ordinary shares in excess of the Exchange Cap if we obtain shareholder approval to do so, or if the average price of all applicable sales of our ordinary shares to Lincoln Park under the Purchase Agreement (including the Commitment Shares) equals or exceeds $1.16 per share.

(5)
Excludes the 632,474 Commitment Shares issued to Lincoln Park as consideration for entering into the Purchase Agreement and the payment by Lincoln Park to us of $0.01 per Commitment Share.

THE SELLING SHAREHOLDER
This prospectus relates to the possible resale by the selling shareholder, Lincoln Park, of our ordinary shares that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on September 24, 2021 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of our ordinary shares that have been or may be issued to Lincoln Park under the Purchase Agreement.
Lincoln Park, as the selling shareholder, may, from time to time, offer and sell pursuant to this prospectus up to 17,632,474 ordinary shares that we have issued or may issue to Lincoln Park under the Purchase Agreement. The selling shareholder may sell some, all or none of the ordinary shares. We do not know how long the selling shareholder will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholder regarding the sale of any of the ordinary shares. See “Plan of Distribution.”
The table below sets forth, to our knowledge, information concerning the beneficial ownership of our ordinary shares by the selling shareholder as of September 30, 2021. The percentages of shares owned before and after the offering are based on 54,315,492 ordinary shares outstanding as of September 30, 2021, which includes the Commitment Shares issued to Lincoln Park that are offered by this prospectus. The information in the table below with respect to the selling shareholder has been obtained from the selling shareholder.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to ordinary shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their ordinary shares. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.
Throughout this prospectus, when we refer to the ordinary shares being offered by this prospectus on behalf of the selling shareholder, we are referring to ordinary shares sold pursuant to the Purchase Agreement unless otherwise indicated.
Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned Prior to Offering	Shares to be Sold in this Offering Assuming We Issue the Maximum Number of Shares Under the Purchase Agreement(2)	Percentage of Shares to be Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC(1)	2,426,767	4.47%	17,632,474	2.5%

(1)
Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the ordinary shares owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the ordinary shares being offered under this prospectus. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer. The address of Lincoln Park Capital Fund, LLC is 440 North Wells, Suite 410, Chicago, Illinois 60654.

(2)
Although the Purchase Agreement provides that we may sell up to $23.0 million of our ordinary shares to Lincoln Park, only 17,632,474 of the ordinary shares that have been or may be issued to Lincoln Park are being offered under this prospectus which represents: (i) 632,474 shares issued as Commitment Shares and (ii) an aggregate of 17,000,000 shares that may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement. Depending on the price per share at which we sell our ordinary shares to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more ordinary shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $23.0 million available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional ordinary shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of ordinary shares we sell to Lincoln Park under the Purchase Agreement.

DESCRIPTION OF SHARE CAPITAL
The following description of our share capital is intended as a summary only and therefore is not a complete description of our share capital. This description is based upon, and is qualified by reference to, our constitution and applicable provisions of the Irish Companies Act 2014, as amended (the “Irish Companies Act”). You should read our constitution, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.
Capital Structure
Authorized and Issued Share Capital
Our authorized share capital consists of 300,000,000 ordinary shares of $0.01 each, 100,000,000 preferred shares of $0.01 each and 25,000 Euro Deferred Shares with a nominal value of €1.00 per share. As of September 30, 2021, 54,315,492 ordinary shares were issued outstanding and no preferred shares or deferred shares were issued and outstanding.
We may issue shares subject to the maximum authorized share capital contained in our constitution. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares or preferred shares or deferred shares, as applicable) by a resolution approved by a simple majority of the votes of our shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”) (unless otherwise determined by the directors). The shares comprising our authorized share capital may be divided into shares of any nominal value.
The rights and restrictions to which the ordinary shares are subject are prescribed in our articles of association. Our articles of association entitle our Board of Directors, without shareholder approval, to determine the terms of our preferred shares. Preferred shares may be preferred as to dividends, rights upon liquidation or voting in such manner as our Board of Directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at our option, and may be convertible into or exchangeable for shares of any of our other class or classes, depending on the terms of such preferred shares. The specific terms of any series of preferred shares offered pursuant to this prospectus will be described in the prospectus supplement relating to that series of preferred shares.
Irish law does not recognize fractional shares held of record. Accordingly, our articles of association do not provide for the issuance of fractional shares, and our official Irish register will not reflect any fractional shares.
Whenever an alteration or reorganization of our share capital would result in any of our shareholders becoming entitled to fractions of a share, our Board of Directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.
Pre-emption Rights, Share Warrants and Share Options
Under Irish law certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, we have opted out of these pre-emption rights in our articles of association as permitted under Irish company law. Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of our shareholders cast at a general meeting (referred to under Irish law as a “special resolution”). The current opt-out is due to expire on June 23, 2022, unless renewed in advance of that. If the opt-out is not renewed, shares issued for cash must be offered to our existing shareholders on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee share option or similar equity plan.

Our constitution provides that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which we are subject, the Board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the Board of Directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association. We are subject to the rules of the Nasdaq Global Select Market that require shareholder approval of certain equity plans and share issuances. Our Board of Directors may authorize the issuance of shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).
Under Irish law, we are prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share award, bonus share or any other share based grant must be paid pursuant to the Irish Companies Act.
Dividends
Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution does not reduce our net assets below such aggregate. Undistributable reserves include the undenominated capital, the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital and any other reserve that we are prohibited from distributing by applicable law.
The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our “relevant financial statements.” The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland) prior to the making of the distribution.
Consistent with Irish law, our articles of association authorize the directors to declare interim dividends without shareholder approval out of funds lawfully available for the purpose, to the extent they appear justified by profits and subject always to the requirement to have distributable reserves at least equal to the amount of the proposed dividend. The Board of Directors may also recommend a dividend to be approved and declared by our shareholders at a general meeting. The Board of Directors may direct that the payment be made by distribution of assets, shares or cash and no dividend declared or paid may exceed the amount recommended by the directors. Dividends may be paid in U.S. dollars or any other currency.
Our directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to us in relation to our shares.
Our directors may also authorize the issuance of shares with preferred rights to participate in our declared dividends. The holders of preferred shares may, depending on their terms, rank senior to our ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.
Share Repurchases, Redemptions and Conversions
Overview
Our constitution provides that, in general, any ordinary share which we have agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by us may technically be effected as a redemption of those shares as described below under “— Repurchases and Redemptions by Nabriva.” If our articles of association did not contain such provision, all repurchases by us would be subject to many of the same rules that apply to purchases of our shares by subsidiaries described below under “— Purchases by Subsidiaries of Nabriva,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.”
Repurchases and Redemptions by Nabriva
Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or, if the company proposes to cancel the shares on redemption, the proceeds of a new issue of shares for that purpose. We may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of our total issued share capital. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Based on the provision of our articles described above, shareholder approval will not be required to redeem our shares.
We may also be given an additional general authority by our shareholders to purchase our own shares on-market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.
Our Board of Directors may also issue preferred shares which may be redeemed at either our option or the option of the shareholder, depending on the terms of such preferred shares. Please see “— Authorized Share Capital.”
Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by us at any time must not exceed 10% of the nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by us or re-issued subject to certain conditions.
Purchases by Subsidiaries of Nabriva
Under Irish law, an Irish or non-Irish subsidiary of ours may purchase our shares either as overseas market purchases on a recognized stock exchange such as the Nasdaq or off-market. For a subsidiary of ours to make market purchases of our shares, our shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular market purchase by a subsidiary of our shares is required.
For an off-market purchase by a subsidiary of ours, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, from the date of the notice of the meeting at which the resolution approving the contract is proposed, the purchase contract must be on display or must be available for inspection by shareholders at our registered office from the date of the notice of the meeting at which the resolution approving the contract is to be proposed.
In order for a subsidiary of ours to make an on-market purchase of our shares, such shares must be purchased on a “recognized stock exchange.” The Nasdaq Global Select Market, on which our ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish company law.
The number of shares held by our subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of our issued share capital. While a subsidiary holds shares of ours, it cannot exercise any voting rights in respect of those shares. The acquisition of our shares by a subsidiary of ours must be funded out of distributable reserves of the subsidiary.
Lien on Shares, Calls on Shares and Forfeiture of Shares
Our articles of association provide that we will have a first and paramount lien on every share for all debts and liabilities of any shareholder to the company, whether presently due or not, payable in respect of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made within 14 days after notice demanding payment, we may sell the shares. These provisions are standard inclusions in the articles of association of an Irish company limited by shares and will only be applicable to our shares that have not been fully paid up. See “— Transfer and Registration of Shares.”
Consolidation and Division; Subdivision
Under our articles of association, we may, by ordinary resolution (unless the directors determine otherwise), consolidate and divide all or any of our issued share capital into a smaller number of shares of larger nominal value than our existing shares or subdivide all or any of our issued share capital into smaller amounts than is fixed by our memorandum of association, provided that the proportion between the amount paid for such share and the amount, if any, unpaid on each reduced share after the subdivision remains the same.
Reduction of Share Capital
We may, by ordinary resolution (unless the directors determine otherwise), reduce our authorized but unissued share capital in any way. We also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel our issued share capital in any manner permitted by the Irish Companies Act.
Annual Meetings of Shareholders
We are required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after our fiscal year-end. Subject to Section 176 of the Irish Companies Act, all general meetings may be held outside of Ireland.
Notice of an annual general meeting must be given to all of our shareholders and to our auditors. Our articles of association provide for a minimum notice period of 21 clear days (i.e. 21 days excluding the day when the notice is given or deemed to be given and the day of the event for which it is given or on which it is to take effect), which is the minimum permitted under Irish law.
The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the consideration of the statutory financial statements, report of the directors, report of the statutory auditors, review by the members of the company’s affairs and the appointment or re-appointment of the statutory auditors.
At any annual general meeting, only such business may be conducted as has been brought before the meeting:
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in the notice of the meeting;

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by or at the direction of the Board of Directors;

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in certain circumstances, at the direction of the Irish High Court;

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as required by law; or

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that the chairman of the meeting determines is properly within the scope of the meeting.

In addition, and subject to compliance with our articles of association, shareholders entitled to vote at an annual general meeting may propose business in advance of the meeting to be considered thereat.
Extraordinary General Meetings of Shareholders
Our extraordinary general meetings may be convened by (i) the Board of Directors, (ii) on requisition of the shareholders holding not less than 10% of our paid up share capital carrying voting rights, (iii) on requisition of our auditors; or (iv) in exceptional cases, by order of the Irish High Court. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business will be conducted as is set forth in the notice thereof or is proposed pursuant to and in accordance with the procedures and requirements set out in the articles of association.
Notice of an extraordinary general meeting must be given to all of our shareholders and to our auditors. Under Irish law and our articles of association, the minimum notice periods are 21 clear days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 clear days’ notice in writing for any other extraordinary general meeting.
In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, our Board of Directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Board of Directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.
If the Board of Directors becomes aware that our net assets are not greater than half of the amount of our called-up share capital, our directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that the fact is known to a director.
Quorum for General Meetings
Our articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy at any meeting of shareholders holding not less than a majority of the issued and outstanding shares entitled to vote at the meeting in question will constitute a quorum for such meeting.
Voting
Our articles of association provide that all votes will be decided on a poll and that the board or the chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.
Every shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in our share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by our articles of association, which provide that our Board of Directors may permit shareholders to notify us of their proxy appointments electronically.
In accordance with our articles of association, our directors may from time to time authorize the issuance of preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares). Treasury shares or shares of ours that are held by our subsidiaries will not be entitled to be voted at general meetings of shareholders.
Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:
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amending the objects or memorandum of association;

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amending the articles of association;

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approving a change of name;

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authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

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opting out of pre-emption rights on the issuance of new shares;

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re-registration from a public limited company to a private company;

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purchase of own shares off-market;

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reduction of issued share capital;

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sanctioning a compromise/scheme of arrangement;

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resolving that the company be wound up by the Irish courts;

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resolving in favor of a shareholders’ voluntary winding-up;

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re-designation of shares into different share classes;

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setting the re-issue price of treasury shares; and

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variation of class rights attaching to classes of shares (where our articles of association do not provide otherwise).

Neither Irish law nor any of our constituent document places limitations on the right of non-resident or foreign owners to vote or hold our shares.
Variation of Rights Attaching to a Class or Series of Shares
Under our articles of association and the Irish Companies Act, any variation of class rights attaching to our issued shares must be approved by an ordinary resolution passed at a general meeting of the shareholders of the affected class or with the consent in writing of the holders of a majority of the issued shares of that class of shares entitled to vote on such variation. The rights conferred upon the holder of any pre-existing issued shares shall not be deemed to be varied by the issuance of any preferred shares.
The provisions of our articles of association relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the class entitled to vote at the meeting in question.
Inspection of Books and Records
Under Irish law, shareholders have the right to: (i) receive a copy of our constitution and any act of the Irish Government which alters our memorandum of association; (ii) inspect and obtain copies of the minutes of general meetings and any resolutions; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by us; (iv) inspect copies of the directors’ service contracts; (v) inspect copies of instruments creating charges; (vi) receive copies of statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (vii) receive statements of financial position of any subsidiary of ours which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. Our auditors will also have the right to inspect all of our books, records and vouchers. The auditors’ report must be circulated to the shareholders with our financial statements prepared in accordance with Irish law, 21 clear days before the annual general meeting and must be read to the shareholders at our annual general meeting.
Acquisitions
An Irish public limited company may be acquired in a number of ways, including:
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a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

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through a tender or takeover offer by a third party, in accordance with the Irish Takeover Rules and the Irish Companies Act, for all of our shares. Where the holders of 80% or more of our shares

(excluding any shares already beneficially owned by the bidder) have accepted an offer for their shares, the remaining shareholders may also be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the bidder does not exercise its “squeeze-out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such term as an Irish court, on application of the bidder or non-tendering shareholder, may order. If our shares were to be listed on the Euronext Dublin or another regulated stock exchange in the European Union, the aforementioned 80% threshold would be increased to 90%;
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by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive (EU) 2019/2121 and the Irish European Communities (Cross-Border Mergers) Regulations 2008 (as amended). Such a transaction must be approved by a special resolution. If we are being merged with another EU company under the EU Cross-Border Mergers Directive (EU) 2019/2121 and the consideration payable to our shareholders is not all in the form of cash, our shareholders may be entitled to require their shares to be acquired at fair value; and

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by way of a merger with another Irish company under the Irish Companies Act which must be approved by a special resolution and by the Irish High Court.

Appraisal Rights
Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Merger) Regulations 2008, as amended, governing the merger of an Irish company limited by shares and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein) and the other company is the surviving entity, a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the acquisition agreement. In addition, a dissenting shareholder in a successful tender offer for an Irish company may, by application to the Irish High Court, object to the compulsory squeeze-out provisions.
Disclosure of Interests in Shares
Under the Irish Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares or if, as a result of a transaction, a shareholder who was interested in 3% or more of our shares ceases to be so interested. Where a shareholder is interested in 3% or more of our shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.
In addition to these disclosure requirements, we, under the Irish Companies Act, may, by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our ordinary shares, to provide additional information, including the person’s own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

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any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, will be void;

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no voting rights will be exercisable in respect of those shares;

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no further shares will be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

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no payment will be made of any sums due from us on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.
In the event we are in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in our securities of 1.0% or more.
Irish Takeover Rules
A transaction in which a third party seeks to acquire 30% or more of our voting rights will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
General Principles
The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:
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in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

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the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer;

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where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

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the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

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false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

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a bidder must announce an offer only after ensuring that he or she can fulfil in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

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a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

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a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid
Under certain circumstances, a person who acquires shares or other voting rights in us may be required under the Irish Takeover Rules to make a mandatory cash offer for our remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of our voting rights, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% or more of our voting rights would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.
Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements
If a person makes a voluntary offer to acquire outstanding ordinary shares of ours, the offer price must be no less than the highest price paid for our shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.
If the bidder or any party acting in concert with it has acquired our ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per share must not be less than the highest price paid by the bidder or any party acting in concert with it during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with any party acting in concert with it, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.
An offer period will generally commence from the date of the first announcement of the offer or proposed offer.
Substantial Acquisition Rules
The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of our voting rights. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of our voting rights is prohibited if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of our voting rights and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
Anti-Takeover Provisions
Shareholder Rights Plan
Our articles of association expressly authorize our Board of Directors to adopt a shareholder rights plan, subject to applicable law.
Frustrating Action
Under the Irish Takeover Rules, our Board of Directors is not permitted to take any action which might frustrate an offer for our shares once our Board of Directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the Board of Directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:
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the action is approved by our shareholders at a general meeting; or

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the Irish Takeover Panel has given its consent, where:

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it is satisfied the action would not constitute frustrating action;

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our shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

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the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

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the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Further Provisions
Our articles of association provide that, subject to certain exceptions, we may not engage in certain business combinations with any person that acquires beneficial ownership of 15% or more of our outstanding voting shares for a period of three years following the date on which the person became a 15% shareholder unless: (i) a committee of our disinterested directors approved the business combination in advance of the person becoming a 15% shareholder; and (ii) in certain circumstances, the business combination is authorized by a special resolution of disinterested shareholders.
Certain other provisions of Irish law or our constitution may be considered to have anti-takeover effects, including those described under the following captions: “— Capital Structure — Authorized Share Capital”, “— Pre-emption Rights, Share Warrants and Share Options,” “— Disclosure of Interests in Shares,” “— Comparative Rights — Vacancies on the Board of Directors, Board System; Election of Directors and Quorum, Extraordinary General Meeting.”
Insider Dealing
The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of its securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.
Corporate Governance
Our articles of association allocate authority over the day-to-day management of the company to the Board of Directors. The Board of Directors may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, or delegate to any director, officer or member of management of ours or any of our subsidiaries such of its powers as it considers desirable to be exercised by him or her, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of the company. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the Board of Directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of the committee.
Legal Name; Incorporation; Fiscal Year; Registered Office
Our legal and commercial name is Nabriva Therapeutics plc. We were incorporated in Ireland on March 1, 2017 as a public limited company, under the name Hyacintho 2 Limited (registration number 599588) and were renamed Nabriva Therapeutics plc on April 10, 2017. Our registered address is 25-28 North Wall Quay, IFSC, Dublin 1, Ireland. As set forth in our memorandum of association, our purpose, among other things, is to carry on the business of a holding company and to coordinate the administration, finances and activities of any subsidiaries or associated companies.

Appointment of Directors
The Irish Companies Act provides for a minimum of two directors. Our articles of association provide that the number of directors will be not less than two and not more than 12. The authorized number of directors within the prescribed range will be determined solely by our Board of Directors and does not require approval or ratification by the shareholders in a general meeting. Our directors will be elected by way of an ordinary resolution at a general meeting save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of the directors is reduced below the fixed minimum number, the remaining director or directors may appoint an additional director or additional directors to make up such minimum or may convene a general meeting for the purpose of making such appointment. Casual vacancies may be filled by the Board of Directors.
No person may be appointed director unless nominated in accordance with our articles of association. Our articles of association provide that, with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the Board of Directors may be made by (i) the affirmative vote of our Board of Directors or a committee thereof, (ii) any shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in our articles of association, or (iii) with respect to election at an extraordinary general meeting requisitioned in accordance with Section 178 of the Irish Companies Act, by a shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of the company and who makes such nomination in the written requisition of the extraordinary general meeting in accordance with our articles of association and the Irish Companies Act relating to nominations of directors and the proper bringing of special business before an extraordinary general meeting.
Removal of Directors
The Irish Companies Act provides that, notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, provided that notice of the intention to move any such resolution be given by the requisitioning shareholders to the company not less than 28 days before the meeting at which the director is to be removed, and the director will be entitled to be heard at such meeting. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against the company in respect of his or her removal.
Our Board of Directors may fill any vacancy occurring on the Board of Directors. If the Board of Directors fills a vacancy, the director shall hold office until the next election of directors and until his or her successor shall be elected. A vacancy on the Board of Directors created by the removal of a director may be filled by our Board of Directors.
Director Interested Transactions
Under the Irish Companies Act and our articles of association, a director who has an interest in a proposal, arrangement or contract is required to declare the nature of his or her interest at the first opportunity either (i) at a meeting of the board at which such proposal, arrangement or contract is first considered (provided such director knows this interest then exists, or in any other case, at the first meeting of the board after learning that he or she is or has become so interested) or (ii) by providing a general notice to the directors declaring that he or she is to be regarded as interested in any proposal, arrangement or contract with a particular person, and after giving such general notice will not be required to give special notice relating to any particular transaction. Provided the interested director makes such required disclosure, he or she shall be counted in determining the presence of a quorum at a meeting regarding the relevant proposal, arrangement or contract and will be permitted to vote on such proposal, arrangement or contract.
Pursuant to our articles of association, it is within the directors’ sole discretion to determine their compensation.

Borrowing
Pursuant to our articles of association, among the directors’ powers are the right to borrow money and to mortgage or charge the company’s undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds or such other securities whether outright or as security for any debt, liability or obligation of the company or of any third party.
Duration; Dissolution; Rights upon Liquidation
Our duration will be unlimited. We may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns. We may also be dissolved by the Director of Corporate Enforcement in Ireland where the affairs of the company have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that we should be wound up.
The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in our articles of association or the terms of any preferred shares issued by the directors from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up. Pursuant to our articles of association, subject to the priorities of any creditors, the assets will be distributed to ordinary shareholders in proportion to the paid-up nominal value or credited as paid up value of the shares held at the commencement of the winding up. Our articles of association provide that our ordinary shareholders are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.
Uncertificated Shares
Unless otherwise provided for by the Board of Directors or the rights attaching to or by the terms of issue of any particular shares, or to the extent required by any exchange, depositary or any operator of any clearance or settlement system or by law, holders of our ordinary shares will not have the right to require us to issue certificates for their shares.
Stock Exchange Listing
Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “NBRV.” Our ordinary shares are not listed on the Euronext Dublin.
No Sinking Fund
Our shares have no sinking fund provisions.
Transfer and Registration of Shares
Our transfer agent is Computershare Trust Company, N.A. The transfer agent maintains our share register, and registration in the share register will be determinative of membership in us. A shareholder of ours who only holds shares beneficially will not be the holder of record of such shares. Instead, the depositary or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depositary or other nominee will not be registered in our official share register, as the depositary or other nominee will remain the record holder of any such shares.
A written instrument of transfer is required under Irish law in order to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depositary or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.
Any transfer of our shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to our transfer agent. Our articles of association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, we are (on behalf of ourselves or our affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in our shares has been paid unless one or both of such parties is otherwise notified by us.
Our constitution delegates to our secretary (or such other person as may be nominated by the secretary for this purpose) the authority to execute an instrument of transfer on behalf of a transferring party.
In order to help ensure that the official share register is regularly updated to reflect trading of our shares occurring through normal electronic systems, we intend to regularly produce any required instruments of transfer in connection with any transactions for which we pay stamp duty (subject to the reimbursement and set-off rights described above). In the event that we notify one or both of the parties to a share transfer that we believe stamp duty is required to be paid in connection with the transfer and that we will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from us for this purpose) or request that we execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on our official Irish share register (subject to the matters described below).
The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.
Differences in Corporate Law
The applicable provisions of the Irish Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Irish Companies Act applicable to us and provisions of our constitution and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law, Irish law and our constitution.
	Ireland	Delaware
Board System	Under Irish law, a company has a unitary board structure and it is the responsibility of the board of directors to manage the business of the company in the best interests of the shareholders of the company.	Under Delaware law, a corporation has a unitary board structure and it is the responsibility of the board of directors to appoint and oversee the management of the corporation on behalf of and in the best interests of the shareholders of the corporation.
Management is responsible for running the corporation and overseeing its day-to-day operations.
Number of Directors	The Irish Companies Act provides for a minimum of two directors.	Under Delaware law, a corporation must have at least one director and

	Ireland	Delaware
	Nabriva Ireland’s articles of association provide that the number of directors will not be less than two and not more than 12. Nabriva Ireland’s articles of association provide that the authorized number of directors within the prescribed range will be determined solely by the Nabriva Ireland Board and does not require approval or ratification by the shareholders in general meeting.	the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors	Under the Irish Companies Act and notwithstanding anything contained in Nabriva Ireland’s constitution or in any agreement between Nabriva Ireland and a director, the shareholders may, by ordinary resolution, remove a director from office before the expiration of his or her term, provided that notice of the intention to move any such resolution is given by the shareholders to Nabriva Ireland not less than 28 days before the meeting at which the director is to be removed, and at which the director is entitled to be heard. Because of this provision of the Irish Companies Act, a director may be so removed before the expiration of his or her period of office. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Nabriva Ireland in respect of his or her removal.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a)unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b)in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.
Vacancies on the Board of Directors	Nabriva Ireland’s constitution provides that the Board of Directors may fill any vacancy occurring on the Board of Directors. During any vacancy on the Board, the remaining directors will have full power to act as the Board but, if and so long as, their number is reduced below the minimum number required under the constitution, the continuing directors or director may only act to appoint additional directors up to that minimum number or to summon a general meeting of	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole

	Ireland	Delaware
	Nabriva Ireland to elect directors and for no other purpose.	remaining director elected by such class, will fill such vacancy.
Annual General Meeting	Nabriva Ireland is required to hold an annual general meeting within 18 months of incorporation and thereafter at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Nabriva Ireland’s fiscal year-end. Each general meeting will be held at such time and place as designated by the Nabriva Ireland Board of Directors and as specified in the notice of meeting. Subject to Section 176 of the Irish Companies Act, general meetings may be held outside of Ireland. The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the consideration of the statutory financial statements, report of the directors, report of the statutory auditors, review by the shareholders of the company’s affairs and the appointment or re-appointment of the statutory auditors. If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
General Meeting	Under Irish law, extraordinary general meetings of Nabriva Ireland may be convened by (i) the Board of Directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Nabriva Ireland carrying voting rights, (iii) on requisition of Nabriva Ireland’s auditors; or (iv) in exceptional cases, by order of the Irish High Court.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
If the Nabriva Ireland Board of Directors becomes aware that the net assets of Nabriva Ireland are not greater than half of the amount of Nabriva Ireland’s called-up share capital, it must convene an extraordinary general meeting of

	Ireland	Delaware
Nabriva Ireland’s shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.
Notice of General Meetings	Under Irish law, notice of an annual or extraordinary general meeting must be given to all Nabriva Ireland shareholders and to the auditors of Nabriva Ireland. Nabriva Ireland’s constitution provides for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. Under Irish law and Nabriva Ireland’s constitution, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.
Proxy	Under Irish law, a shareholder may designate another person to attend, speak and vote at a general meeting of the company on their behalf by proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.
Pre-emptive Rights	Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders when shares are to be issued for cash. However, Nabriva Ireland has opted out of these pre-emption rights in its articles of association as permitted under Irish law. Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders. The current opt-out will expire on June 23, 2022, if not renewed before that date. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Nabriva Ireland on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders.	Under Delaware law, stockholders have no pre-emptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

	Ireland	Delaware
Statutory pre-emption rights do not apply (i) when shares are issued for non-cash consideration (such as in a share-for-share acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee share option or similar equity plan.
Authority to Allot	Under Irish law, the Board of Directors may allot and issue shares (or rights to subscribe for or convert into shares) only with the prior authorization of shareholders, such authorization to be valid for a maximum period of five years, each as specified in the articles of association or relevant shareholder resolution. Nabriva Ireland’s shareholders granted the Board of Directors authority to allot and issue shares at the 2021 annual general meeting up to a maximum amount of the company’s authorized, but unissued share capital for a period of five years from the passing of the resolution. This authorization will need to be renewed by ordinary resolution upon expiration but may be sought more frequently for additional five year terms (or any shorter period).	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.
Liability of Directors and Officers	Under Irish law, a company may not exempt its directors or company secretary from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors or the company secretary may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result. Pursuant to Nabriva Ireland’s articles of association, its directors and secretary are indemnified to the extent permitted by the Irish Companies Acts. The
Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
•
any breach of the director’s duty of loyalty to the corporation or its stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
intentional or negligent

	Ireland	Delaware

aforementioned restrictions in the Irish Companies Act does not apply to executives who are not directors or the company secretary of Nabriva Ireland.
Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.
payment of unlawful dividends or stock purchases or redemptions; or • any transaction from which the director derives an improper personal benefit.
Voting Rights	Nabriva Ireland’s articles of association provide that each Nabriva Ireland shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Irish law requires approval of certain matters by “special resolution” of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of Nabriva Ireland’s shareholders cast at a general meeting at which a quorum is present. Ordinary resolutions, by contrast, require a simple majority of the votes of Nabriva Ireland cast at a general meeting at which a quorum is present.
Shareholder Vote on Certain Transactions
Pursuant to Irish law, shareholder approval in connection with a transaction involving Nabriva Ireland would be required under the following circumstances:
•
in connection with a scheme of arrangement, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme would be required;

•
in connection with an

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:
•
the approval of the board of directors; and

•
approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority

	Ireland	Delaware

acquisition of Nabriva Ireland by way of a merger with an EU company under the EU Cross-Border Mergers Directive (EU) 2019/2121, approval by a special resolution of the shareholders would be required; and
•
in connection with a merger with an Irish company under the Irish Companies Act, approval by a special resolution of shareholders would be required.

of the votes of the outstanding stock of a corporation entitled to vote on the matter.
Standard of Conduct for Directors
The directors of Nabriva Ireland have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of Nabriva Ireland (although directors who also serve as employees may have additional responsibilities and duties arising under their employment agreements (if applicable), and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The Irish Companies Act provides specifically for certain fiduciary duties of the directors of Irish companies, including duties:
•
to act in good faith and in the best interests of the company;

•
to act honestly and responsibly in relation to the company’s affairs;

•
to act in accordance with the company’s constitution and to exercise powers only for lawful purposes;

•
not to misuse the company’s property, information and/or opportunity;

•
not to fetter their independent judgment;

•
to avoid conflicts of interest;

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.
Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by

	Ireland	Delaware

•
to exercise care, skill and diligence; and

•
to have regard for the interests of the company’s shareholders.

Additional statutory duties under the Irish Companies Act include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings as well as certain disclosures of personal interests.
For public limited companies like Nabriva Ireland, directors are under a specific duty to ensure that the company secretary has the skills or resources and the requisite knowledge and experience to discharge the role.

evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.
In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break- up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Shareholder Suits
In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.
The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:
(1) where an ultra vires or illegal act is perpetrated;
(2) where more than a bare majority is required to ratify the “wrong” complained of;
(3) where the shareholders’ personal rights are infringed;

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
•
state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•
allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•
state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Ireland	Delaware

(4) where a fraud has been perpetrated upon a minority by those in control; or
(5) where the justice of the case requires a minority to be permitted to institute proceedings.
Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

MATERIAL TAX CONSEQUENCES
Material Irish Tax Consequences
The following is a summary of the material Irish tax consequences for certain beneficial holders of our ordinary shares. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.
The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and holders of our ordinary shares should consult their own tax advisors about the Irish tax consequences (and the tax consequences under the laws of other relevant jurisdictions) of this offering, including the acquisition, ownership and disposal of our ordinary shares. The summary applies only to shareholders who will own our ordinary shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired our ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).
Tax on Chargeable Gains
The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.
A disposal of our ordinary shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland will not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.
A holder of our ordinary shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal of our ordinary shares during the period in which such individual is non-resident.
Stamp Duty
The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises, it is generally a liability of the transferee.
Shares Held Through DTC
A transfer of our ordinary shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. On the basis that most of our ordinary shares are expected to be held through DTC, it is anticipated that most transfers of our ordinary shares will be exempt from Irish stamp duty.
Shares Held Outside of DTC or Transferred Into or Out of DTC
A transfer of our ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:
•
there is no change in the beneficial ownership of such shares as a result of the transfer; and

•
the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Withholding Tax on Dividends
As noted elsewhere in this prospectus supplement, we do not expect to pay dividends for the foreseeable future. To the extent that we do make dividend payments (or other returns to shareholders that are treated as “distributions” for Irish tax purposes), it should be noted that such distributions made by us will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, which is referred to in this prospectus supplement as DWT, currently at a rate of 25%.
For DWT purposes, a distribution includes any distribution that may be made by us to our shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, we are responsible for withholding DWT prior to making such distribution.
General Exemptions
The following is a general overview of the scenarios where it will be possible for us to make payments of dividends without deduction of DWT.
Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from us if such shareholder is beneficially entitled to the dividend and is either:
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a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (Relevant Territories for DWT purposes include the following: Albania, Armenia, Australia, Austria, Bahrain, Belarus, Belgium, Bosnia & Herzegovina, Botswana, Bulgaria, Canada, Chile, China, Croatia, Cyprus, Czech Republic, Denmark, Egypt, Estonia, Ethiopia, Finland, France, Georgia, Germany, Ghana, Greece, Hong Kong, Hungary, Iceland, India, Israel, Italy, Japan, Kazakhstan, Korea, Kuwait, Latvia, Lithuania, Luxembourg, Macedonia, Malaysia, Malta, Mexico, Moldova, Montenegro, Morocco, Netherlands, New Zealand, Norway, Pakistan, Panama, Poland, Portugal, Qatar, Romania, Russia, Saudi Arabia, Serbia, Singapore, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Thailand, The Republic Of Turkey, Ukraine, United Arab Emirates, United Kingdom, United States, Uzbekistan, Vietnam and Zambia);

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a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

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a company, wherever resident, that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

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a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

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a company, wherever resident, that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided, in all cases noted above, we have received from the shareholder, where required, the relevant DWT Form(s) prior to the payment of the dividend and such DWT Form(s) remain valid.

For non-Irish resident shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.
Our shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.
Income Tax on Dividends Paid on our Ordinary Shares
Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend received from us. An exception to this position may apply where such shareholder holds our ordinary shares through a branch or agency in Ireland through which a trade is carried on.
A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. The DWT deducted by us discharges the liability to income tax. An exception to this position may apply where the shareholder holds our ordinary shares through a branch or agency in Ireland through which a trade is carried on.
Capital Acquisitions Tax
Irish capital acquisitions tax, or CAT, comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of our ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because our ordinary shares are regarded as property situated in Ireland for Irish CAT purposes as our share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.
CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax free threshold is dependent upon (i) the relationship between the donor and the donee, and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses of the same marriage or civil partners of the same civil partnership are exempt from CAT. Children have a tax free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents. Our shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.
There is also a “small gift exemption” from CAT whereby the first € 3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.
THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. HOLDERS OF OUR ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES IN IRELAND, INCLUDING THE ACQUISITION, OWNERSHIP AND DISPOSAL OF OUR ORDINARY SHARES.
Material U.S. Tax Consequences
Introduction
This section describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares to U.S. holders (as defined below). It applies to you only if you acquire our ordinary shares in this offering and hold the shares as capital assets within the meaning of the U.S. federal tax laws (generally, property held for investment), and the discussion below assumes this to be the case. This section does not purport to be a comprehensive description of all tax considerations that may be relevant in light of a U.S. holder’s particular circumstances, including any state, foreign or local tax considerations, any U.S. federal gift, estate or generation skipping transfer tax considerations and tax consequences applicable to special classes of U.S. holders, including:
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financial institutions;

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brokers or dealers in securities or traders in securities who use a mark to market method of tax accounting;

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real estate investment trusts or regulated investment companies;

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tax-exempt entities, pension plans, individual retirement accounts or Roth IRAs;

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insurance companies;

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persons liable for alternative minimum tax;

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persons that hold our ordinary shares as part of a straddle, wash sale, conversion transaction or integrated transaction;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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persons that hold (directly, indirectly or constructively) in the aggregate 10% or more of our outstanding shares (measured by either voting power or value);

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except as specifically described below, entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including beneficial owners of such entities; or

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U.S. holders whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters disclosed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our ordinary shares, or that any such contrary position would not be sustained by a court. You should consult a competent tax advisor with respect to the U.S. federal, state and local tax consequences to you of acquiring, holding and disposing of our ordinary shares.
You are a U.S. holder if you are a beneficial owner of our ordinary shares and you are, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a domestic corporation, or other entity taxable as a corporation;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement classified as a partnership for U S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership.
Ownership and Disposition of our Ordinary Shares
Taxation of Dividends
As described above, we have never paid and do not expect to pay cash dividends. If we were to make current distributions in respect of our ordinary shares, under the U.S. federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation as a dividend. However, because we do not expect to calculate our earnings and profits in accordance with U.S. federal income tax principles, the entire amount of any distribution may be treated as a dividend. If you are a non-corporate U.S. holder, with some exceptions dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you hold your ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. If we were determined to be a PFIC during either a given taxable year or the preceding taxable year, dividends paid by us during the later taxable year would not be qualified dividend income and, therefore, would be ineligible for the preferential rates described above; instead, any such dividend would be subject to tax at the rates applicable to ordinary income. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other corporations.

The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made, determined at the spot rate on the date the dividend distribution is includable in your income, regardless of whether the payment is in fact converted into U.S. dollars. You must include any Irish tax withheld from the dividend payment in this amount, even though you will not in fact receive the amount of that tax. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rates applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.
Distributions (or portions thereof) from corporations demonstrated to be in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the receiving shareholder’s basis in its shares and thereafter as capital gain. However, as noted above, because we do not expect to calculate our earnings and profits in accordance with U.S. federal income tax principles, the entire amount of any distribution may be treated as a dividend.
Dividends generally will be income from sources outside the United States for foreign tax credit limitation purposes. Dividends will, depending on your circumstances, generally be either passive category income or general category income for purposes of computing the foreign tax credit allowable to you. Subject to certain limitations, any Irish tax withheld and paid over to Ireland will be creditable or deductible (at your option) against your U.S. federal income tax liability. However, no foreign tax credit would be allowed if you qualified for an exemption from Irish withholding tax, as described more fully above in “— Material Irish Tax Consequences — General Exemptions.”
Taxation of Capital Gains
Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your ordinary shares, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your ordinary shares.
Capital gain of a non-corporate U.S. holder generally is taxed at preferential rates where the property is held for more than one year. Capital gains and losses attributable to our ordinary shares generally will constitute income or loss from sources within the United States for foreign tax credit limitation purposes. A U.S. holder’s ability to deduct capital losses is subject to limitations.
PFIC Rules
Special rules apply to U.S. holders who hold shares in a foreign corporation that is treated as a PFIC for U.S. federal income tax purposes. The determination of whether a foreign corporation is a PFIC is primarily factual and cannot be made definitively until after the close of the tax year. We do not believe we were a PFIC for any taxable year ending before January 1, 2021, but this conclusion is not free from doubt as described more fully in the “Risk Factors” section of this prospectus supplement under the caption “We may be classified as a passive foreign investment company for one or more of our taxable years, which may result in adverse U.S. federal income tax consequence to U.S. holders.”
If we were to be treated as a PFIC for any taxable year, and you are a U.S. holder that did not make either election described below, you would be subject to special (default) rules with respect to: (1) any gain realized on the sale or other disposition of our ordinary shares and (2) any “excess distribution” that we make to you (generally, any distribution during a single taxable year that, when added to all other distributions made during that year, is greater than 125 percent of the average annual distribution received in respect of your ordinary shares during the three preceding taxable years or, if shorter, your holding period for the ordinary shares).
Under these default rules: (1) the gain or excess distribution will be allocated ratably over the applicable holding period for the ordinary shares, (2) the amount allocated to the taxable year in which you realize the gain or excess distribution will be taxed as ordinary income, (3) the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and (4) the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year, with certain exceptions. Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.
Your ordinary shares will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in the ordinary shares, even if we are not currently a PFIC.
If you own ordinary shares in a PFIC that are treated as marketable stock, you may make a mark-to-market election. If you make a valid and timely mark-to-market election, you will not be subject to the default PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your ordinary shares at the end of the taxable year over your adjusted basis in your ordinary shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to long-term capital gains. You will also be allowed to claim an ordinary loss in respect of the excess, if any, of the adjusted basis of your ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in your ordinary shares will be adjusted to reflect any such income included or loss claimed.
Alternatively, if you own ordinary shares in a PFIC, you may make a “qualified electing fund,” or QEF, election. If you make a valid and timely QEF election and we provide certain required information to you, you will not be subject to the default PFIC rules described above with respect to those ordinary shares. Instead, for each taxable year to which such an election applies, you will be subject to U.S. federal income tax on your pro rata share of our net capital gain and ordinary earnings, regardless of whether such amounts are actually distributed to you in that year or any later year. We currently intend to make available the information necessary to permit you to make a valid QEF election, but there is no assurance that we will continue to do so in future years.
In addition, notwithstanding any election you make with regard to the ordinary shares and as noted above, dividends, if any, that you receive from us would not constitute qualified dividend income to you if we were a PFIC either in the taxable year of the distribution or a preceding taxable year. As such, dividends would not be eligible for taxation at the preferential rates applicable to qualified dividend income; instead, such dividends would be subject to tax at rates applicable to ordinary income. In addition, as noted above, because we do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles, the entire amount of any distribution may be treated as a dividend.
If you own our ordinary shares during any year that we are a PFIC, you generally will be required to file an Internal Revenue Service, or IRS, Form 8621.
U.S. holders should consult their tax advisors regarding our PFIC status and, if we were treated as a PFIC, the U.S. federal, state, and local tax consequences, the reporting requirements, and the available elections related to a PFIC.
Medicare Tax
A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).
Information with Respect to Foreign Financial Assets
Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities.
Backup Withholding and Information Reporting
If you are a non-corporate U.S. holder, information reporting generally will apply to:
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dividend payments or other taxable distributions made to you within the United States, and

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the payment of proceeds to you from the sale of our ordinary shares effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. holder that:
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fails to provide an accurate taxpayer identification number,

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is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

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in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of our ordinary shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding unless:
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the proceeds are transferred to an account maintained by you in the United States,

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the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

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the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

except if the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.
In addition, a sale of our ordinary shares effected at a foreign office of a broker will be subject to information reporting if the broker is:
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a U.S. person,

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a controlled foreign corporation for U.S. tax purposes,

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an individual or entity that is not a U.S. person and 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

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a foreign partnership, if at any time during its tax year (1) one or more of its partners are “U.S. persons”, who in the aggregate hold more than 50 percent of the income or capital interest in the partnership, or (2) such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.
THE U.S. FEDERAL INCOME TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF OUR ORDINARY SHARES, INCLUDING THE EFFECT OF ANY APPLICABLE INCOME TAX TREATY, SUCH AS THE TAX TREATY BETWEEN THE UNITED STATES AND IRELAND.

PLAN OF DISTRIBUTION
The ordinary shares offered by this prospectus are being offered by the selling shareholder, Lincoln Park. The selling shareholder may sell all or a portion of the ordinary shares offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:
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on any national securities exchange or over-the-counter market on which the ordinary shares may be listed or quoted at the time of sale;

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which a broker-dealer may attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

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in “at-the-market” offerings to or through market makers into an existing market for the ordinary shares;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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in transactions otherwise than on such exchanges or in the over-the-counter market;

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through a combination of any such methods; or

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through any other method permitted under applicable law.

We will pay the expenses incident to the registration and offering of the ordinary shares offered hereby. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of the ordinary shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
In effecting sales, brokers-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate. If the selling shareholder effects such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of ordinary shares for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
Any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling shareholder who is an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.
We know of no existing arrangements between Lincoln Park or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the ordinary shares offered by this prospectus.
Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our ordinary shares or any hedging transaction, which establishes a net short position with respect to our ordinary shares. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the ordinary shares offered by this prospectus.
In order to comply with the securities laws of some states, our ordinary shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, our ordinary shares may not be sold unless the ordinary shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.
This offering will terminate (i) on the date that all of the ordinary shares issued or issuable under the Purchase Agreement offered by this prospectus have been sold by Lincoln Park or (ii) 180 days following the earlier of (a) the maturity date (as set forth in the Purchase Agreement) and (b) the date of termination of the Purchase Agreement.
Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “NBRV”.

LEGAL MATTERS
Legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York. Certain legal matters with respect to Irish law in connection with the validity of the ordinary shares being offered by this prospectus and other legal matters will be passed upon for us by A&L Goodbody, Dublin, Ireland. K&L Gates, LLP, Miami, Florida is counsel for Lincoln Park in connection with this offering.
EXPERTS
The consolidated financial statements of Nabriva Therapeutics plc as of December 31, 2019 and 2020 and for each of the years in the three-year period ended December 31, 2020, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements contains an explanatory paragraph that states that Nabriva Therapeutics plc has incurred recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.nabriva.com/. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.
This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below that we previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this prospectus and until the offering of the securities offered hereby is terminated or completed:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 001-37558);

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our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (File No. 001-37558);

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our Current Reports on Form 8-K filed with the SEC on February 1, 2021 (Item 5.02 only), February 12, 2021, February 26, 2021 (Items 5.02, 8.01 and 9.01 only), March 1, 2021, May 25, 2021, June 3, 2021, July 30, 2021 and September 27, 2021 (File No. 001-37558); and

•
the description of our ordinary shares included under the caption “Description of the Ordinary Shares” in the prospectus dated May 23, 2017, which was filed on May 23, 2017 and is part of the Registration Statement on Form S-4 originally filed with the SEC on April 14, 2017 (Registration No. 333-217315), as the description therein has been updated and superseded by the description of our ordinary shares contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and including any amendments and reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Nabriva Therapeutics plc
Attention: Investor Relations
414 Commerce Drive, Suite 120
Fort Washington, PA 19034
(610) 816-6640

17,632,474 Ordinary Shares

PROSPECTUS
November 1, 2021